EXHIBIT 4.3.4

DATED	11 June 2002
Kimberly-Clark Corporation
-and-
Mourant ECS Trustees Limited

TRUST DEED
of the
KIMBERLY-CLARK
EMPLOYEE SHARE TRUST (UK)

BACON & WOODROW
Actuaries & Consultants
St Olaf House
London Bridge City
London SE1 2PE

THIS DEED of TRUST is made the     day of                    2002.
BETWEEN
(1)	Kimberly-Clark Corporation registered in the State of Delaware U.S.A. whose registered office is situated at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, U.S.A. (“the Company”) and

(2)	Mourant ECS Trustees Limited whose registered office is situated at 4th Floor, 35 New Bridge Street, London EC2V 6BW (“the Trustees” which expression shall where the context so permits include the trustee or trustees for the time being of this Trust)
RECITALS
(A)	THE Company and the Relevant Subsidiaries (as hereinafter defined) have established or intend to establish certain employees’ share schemes (within the meaning of Section 743 of the Companies Act 1985) for encouraging or facilitating the holding of shares in the capital of the Company by or for the benefit of the Beneficiaries.

(B)	THE Company has paid or is about to pay the Trustees the sum of Five Hundred Pounds (by way of gift) and it is envisaged that further monies may hereafter be provided to the Trustees (whether by way of gift or otherwise) by the Company and the Relevant Subsidiaries to be held on trust under the terms of this Deed.

(C)	The Trust is established as a trust for the benefit of employees within the meaning of section 86 of the Inheritance Tax Act 1984
THIS DEED WITNESSES as follows:

1.	DEFINITIONS
1.1.	Specific Terms
In this Deed the following expressions shall where the context permits have the following meanings:

“Beneficiaries”	the bona fide Employees and Former Employees from time to time of the Company or any Relevant Subsidiary and the wives husbands widows widowers and children and stepchildren under the age of eighteen of such Employees or Former Employees

“Employee”	any person employed by the Company or any Relevant Subsidiary and “Former Employee” shall be construed accordingly

“Relevant Subsidiary”	any Subsidiary which has any employees or former employees participating in any of the Share Schemes

“Shares”	fully-paid ordinary shares in the capital of the Company or such other shares as may be appropriate for the purposes of the Share Schemes from time to time as the result of any take-over reconstruction amalgamation or other event affecting the Company and its shares

“Share Schemes”	the employees’ share schemes (within the meaning of Section 743 of the Companies Act 1985) which have been or will be established and operated by the Company and/or any of the Relevant Subsidiaries as altered by the Company and/or any of the Relevant Subsidiaries from time to time

“Subsidiary”	any subsidiary from time to time of the Company within the meaning of Section 736 of the Companies Act 1985 (as amended)

“Trust”	the Kimberly-Clark Employee Share Trust (UK), as constituted by this Deed (as amended from time to time)

“Trust Fund”	the said sum of Five Hundred Pounds and all property at any time added to it by way of further settlement accumulation capital accretion or otherwise by the Company or any Relevant Subsidiary or otherwise and all property from time to time representing the same held by or on behalf of the Trustees on trust under the terms of this Deed

“Trust Period”	the period of eighty years beginning with the date of this Deed (which period shall be the perpetuity period applicable) or such shorter period commencing on the date of this Deed and ending on such date as the Trustees may by deed determine
1.2.	General

In this Deed
(a)	references to any statutory provision are to that provision or any part of it as amended and re-enacted from time to time and

(b)	references to any deed agreement document or instrument (including this Deed) shall be construed as a reference to such deed agreement document or instrument as from time to time amended supplemented or varied and

(c)	where the context permits words of the masculine gender shall include the feminine and vice versa and words in the singular shall include the plural and vice versa and

(d)	Clause headings in this Deed are included for reference purposes only and do not affect its interpretation

2.	TRUST FOR SALE

Subject to Clause 7 the Trustees shall during the Trust Period hold the Trust Fund upon trust as to investments or property other than money in their absolute discretion to sell call in and convert the same into money with power to postpone such sale calling in and conversion and to permit the same to remain as invested and upon trust as to money in their absolute discretion to invest the same in their names or under their control in any of the investments authorized by this Deed or by law in their absolute discretion from time to time to vary or transpose any such investments for others so authorised

3.	ADDITIONS TO THE TRUST FUND

The Trustees may at any time receive any money or other property from any person or company to be held by them as an addition to the Trust Fund and any such additions which shall be accepted and received by the Trustees shall (in the absence of any contradictory direction) be held by the Trustees upon trust on the terms of this Deed

4.	DUTY OF CARE

In the exercise of their powers under clauses 9.1, 9.4, 9.5, 9.8 and 9.13, the Trustees much show such skill and care as is reasonable in the circumstances making allowance for his or her special knowledge, experience or professional status

5.	DISCRETIONARY TRUST
5.1.	Power of Appointment

During the Trust Period (and subject to the rule against perpetuities) the Trustees shall hold the Trust Fund and its income upon such trusts in favour or for the benefit of any one or more of the Beneficiaries at such ages or times in such shares and manner as the Trustees shall during the Trust Period appoint

5.2.	Requirement to Notify the Company

Notification of any proposed appointment made by the Trustees under Clause 5.1 shall be given by the Trustees to the Company in writing not less than seven days before that appointment, unless the Company agrees in any particular case to a shorter period or waives its right to notice under this Clause

5.3.	Power to Accumulate Income

Pending the exercise of their power of appointment under Clause 5.1 the Trustees may accumulate all or any of the income of the Trust Fund and add it to the Trust Fund
6.	TRUSTS AT THE EXPIRY OF THE TRUST PERIOD

Subject to the provisions of Clause 5 (Discretionary Trust) the Trustees shall hold the capital and income of the Trust Fund at the expiry of the Trust Period UPON TRUST for such of the Beneficiaries as shall then be living and if more than one Beneficiary is still living in equal shares absolutely or if there are no such Beneficiaries then living then UPON TRUST for such Charity or Charities as the Trustees shall in their absolute discretion determine

7.	PURCHASE OF SHARES AND FUNDING
7.1.	Provisions of Funds by the Company and Relevant Subsidiaries

The Company hereby covenants with the Trustees
7.1.1.	to pay or procure to be paid to the Trustees and the Trustees hereby covenant to accept from the Company and from Relevant Subsidiaries such amounts (whether by way of loan or gift or loan procured (and guaranteed if appropriate) by the Company or any Relevant Subsidiary) as the Company or a Relevant Subsidiary (as the case may be) so provides and

7.1.2.	to grant options to the Trustees and the Trustees hereby covenant to accept any options that may be granted from time to time ((subject to Clause 7.4 for the purpose (in particular but without limitation) of the subscription for or purchase of Shares by the Trustees to be held on trust under the terms of this Deed together with any costs charges and expenses incurred, including the payment of interest on loans made to the Trustees
7.2.	Loans to Trustee

Any loan made by the Company or any Relevant Subsidiary to the Trustees shall be on such terms as the Company or such Relevant Subsidiary and the Trustees may agree

7.3.	Notification of Amendments

The Company shall ensure that the Trustees are notified as soon as any changes are made to the terms of any of the Share Schemes pursuant to which any Shares are or may be held by the Trustees including the adoption by the Company or any Relevant Subsidiary (as the case may be) of any new Share Schemes
7.4.	Constitution as Employees’ Share Scheme

If and so long as the Trust Fund includes Shares or any portion to acquire Shares this Trust and the Share Schemes shall together constitute an employees’ share scheme of the Company within the meaning of Section 743 of the Companies Act 1985 and neither the Trustees nor the Company nor any Relevant Subsidiary (as the case may be) shall take any action which would cause the Trust together with the Share Schemes to cease to be such an employees’ share scheme

7.5.	Constitution as a Trust for the Benefit of Employees

This Trust shall constitute a trust for the benefit of employees within the meaning of Section 86 of the Inheritance Tax Act of 1984 and neither the Trustees nor the Company nor any Relevant Subsidiary (as the case may be) shall take any action which would cause the Trust to cease to be such a trust for the benefit of employees

8.	LIMITATIONS: MAXIMUM PERCENTAGE SHAREHOLDING
8.1.	The maximum number of Shares which may be held in the name of the Trustees subject to the trusts hereof at any time (excluding Shares which have been appointed to a Beneficiary or which are subject to any option granted under any of the Share Schemes) may not exceed five per cent of the issued Shares of the Company

8.2.	The Trustees shall subscribe for Shares pursuant to this Trust only if the terms of such subscription have received prior approval of the shareholders of the Company in general meeting
9.	POWERS OF TRUSTEES
9.1.	Power to invest
The Trustees shall have power:
9.1.1.	With the consent in writing of the Company to invest the whole or any part of the Trust fund in the acquisition (either by the Trustees alone or jointly with any other person) of any property whether or not involving liability or producing an income or upon such personal credit (with or without security) as the Trustees in their absolute discretion think fit

9.1.2.	To invest the whole or any part of the Trust Fund in Shares or rights to acquire Shares or securities convertible into Shares without being required to diversify or consider the diversification of investments

9.2.	To enter into agreements

The Trustees shall have power to enter into any agreement with the Company or any associated company or any third party
9.3.	To take up and grant options

The Trustees shall have power to take up any option on any real or personal property on such terms and conditions as they shall in their absolute discretion think fit and to grant any option for the purchase of any real or personal property for the time being subject to the terms of this Deed or the acquisition of any such property on such terms and conditions as they shall in their absolute discretion think fit provided this does not cause the Trust to constitute a collective investment scheme within the meaning of Section 75(i) of the Financial Services Act 1986
9.4.	To borrow

The Trustees shall have power at any time to borrow or raise money on the security of the Trust Fund or any part of it or on personal security only for any purpose for which moneys may be applied under this Deed including the purpose of investment only and to mortgage charge or pledge any part of the Trust Fund as security for any moneys so raised and on such terms as to the payment of interest (if any) and as to repayment as the Trustees shall in their absolute discretion think fit PROVIDED THAT where the Trustees propose to borrow moneys they shall have regard to the terms of any loan offered by the Company or any Subsidiary to enable the Trustees to acquire Shares in the Company but shall not be bound to accept any such loan

9.5.	To lend and give guarantees

The Trustees shall have power
9.5.1.	To lend money or property to any one or more of the Beneficiaries either free of interest or on such terms as to payment of interest and generally as the Trustees shall in their absolute discretion think fit PROVIDED THAT it shall be a condition of this power being exercised in favour of a Beneficiary on anything other than terms under which the Trustees receive full consideration in money or money’s worth in return for any such loan that such Beneficiary is entitled to a beneficial interest in possession in the part of the Trust Fund from which the loan derives

9.5.2.	To guarantee the payment of money and the performance of obligations in respect of any existing or future borrowings by any one or more of the Beneficiaries from third parties or guarantees indemnities or other commitments of like nature given to third parties by any one or more of the Beneficiaries including (but without limitation) the power to pledge the whole or any part of the assets of the Trust Fund in support of any such guarantee PROVIDED THAT this power may only be exercised in favour of a Beneficiary who is entitled to a beneficial interest in possession in the part of the Trust Fund set aside to support such guarantee or indemnity
9.6.	To Distribute or Accumulate Income
9.6.1.	During the Trust Period the Trustees may accumulate the whole or any part of the income of the Trust Fund either as an addition to the capital of the Trust Fund or as a separate fund

9.6.2.	Alternatively the Trustees may pay or apply the income of the Trust Fund to or for the benefit of all or any one or more of the Beneficiaries in such manner and in such shares as the Trustees think fit
9.7.	To Make Rules for the Administration of the Trust

Except as otherwise provided the Trustees may in their discretion make rules for the constitution and regulation of their meetings and the keeping of minutes and otherwise conduct their affairs in such a manner as they may deem appropriate and make such arrangements in relation to the administration of the Trust and of the Trust Fund as they may consider advisable in the interests of the Trust
9.8.	To Vote and Employ Nominees and Custodians

In respect of any property comprised in the Trust Fund the Trustees shall have power
9.8.1.	To vote or not to vote at their discretion upon or in respect of any shares securities bonds notes or other evidence of interest in or obligation of any company trust association or concern whether or not affecting the security or the apparent security of the Trust Fund or the purchase sale or lease of the assets of any such company trust association or concern

9.8.2.	To deposit any such shares securities or property in any voting trust or with any depository designated under such a voting trust

9.8.3.	To give proxies or powers of attorney with or without power of substitution for voting or acting on behalf of the Trustees as the owners of any such property

9.8.4.	To hold any or all securities or other property in bearer form or in the names of the Trustees or any one or more of them or in the name of some other person or partnership or in the name or names of nominees without disclosing the fiduciary relationship created by this Deed and to deposit the said securities or any title deeds or other documents belonging or relating to the Trust Fund in any part of the world with any bank firm trust company or other company that undertakes the safe custody of securities as part of its business without being responsible for the default of such bank firm trust company or other company or for any consequent loss
9.9.	To appropriate

The Trustees shall have power (exercisable either expressly or by implication) to allot appropriate partition or apportion any property whatsoever which (or the future proceeds of sale of which) is for the time being subject to the terms of this Deed in or towards the satisfaction of any share or interest in the Trust Fund or in the income of it in such manner as the Trustees shall in their absolute discretion consider just according to the prospective rights of the Beneficiaries concerned and in the exercise of such power to register Shares in their own name or the name of the Beneficiaries concerned as they shall determine
9.10.	Transfers

The Trustees shall with the consent of the Company have power
9.10.1.	To transfer (without transgressing the rules against perpetuities) the Trust Fund or any part of it to the trustees of a new trust or settlement constituted under the law of any state or country which is for the benefit of some or all of the Beneficiaries to be held freed and discharged from this Trust but so that the powers of such new trust or settlement shall not differ (unless acceptable under Clause 9.10.2 below) from the trusts and powers declared in this Deed previously applicable to the Trust Fund or part transferred

9.10.2.	To transfer cash or other assets of the Trust Fund to Beneficiaries in any part of the world at the sole discretion of the Trustees subject to not breaching any relevant requirements of the Companies Act 1985 and Income and Corporation Taxes Act 1988 or any equivalent legislation in the relevant jurisdiction in any part of the world outside the United Kingdom
9.11.	To pay tax

The Trustees shall have power to pay any duties or taxes or fiscal impositions (together with any related interest or penalties or other surcharges) in connection with this Trust for which the Trustees may become liable in any part of the world notwithstanding that such liability may not be enforceable through the courts of the place where this Trust is for the time being administered and to have complete discretion as to the time and manner in which such duties taxes and fiscal impositions shall be paid and no person interested under this Trust shall be entitled to make any claim whatsoever against the Trustees by reason of making such payment

9.12.	To deduct tax

The Trustees shall have power to deduct or withhold from the Trust Fund or from or in respect of amounts paid or property transferred by the Trustees to any of the Beneficiaries any amounts for which the Trustees may as trustees be accountable to any third party or any amounts for which any Beneficiary the Company or any Relevant Subsidiary may be accountable in connection any transfer of property

9.13.	To delegate

The Trustees shall have power:
9.13.1.	To delegate in the exercise of their discretion and the performance of their duties under this Deed the administrative and management functions and powers (excluding investment powers) to any professional adviser and appoint any such person as their agent to transact all or any business and to act on the advice or opinion (including advice in relation to investments) of any professional adviser so that the Trustees shall not be responsible for anything done or omitted to be done or suffered to be done in good faith in reliance on such advice or opinion

9.13.2.	To delegate any of their powers (including fiduciary powers) and duties under this Deed including the exercise of any discretion to any person or company

9.13.3.	To revoke any delegation made under this Clause 9.13
9.14.	Payments to Beneficiaries

The Trustees shall have power to make any payment to any Beneficiary in such manner as they shall determine including payment into such Beneficiary’s bank account and the Trustees shall be discharged from obtaining a receipt or seeing to the application of such payment

9.15.	Exclusion of apportionment rules

The statutory and equitable rules of apportionment shall not apply to this Trust and the Trustees shall be permitted to treat all dividends and other payments in the nature of income received by them as income at the date of receipt irrespective of the period for which the dividend or other income is payable
10.	APPOINTMENT RETIREMENT AND REMOVAL OF TRUSTEES
10.1.	Statutory Power to Appoint Trustees Vested in Company

The statutory power of appointing new and additional trustees shall be vested in the Company

10.2.	Trustee Resident Outside United Kingdom

A person or trust corporation may be appointed as a trustee hereof notwithstanding that such person or trust corporation is not resident in the United Kingdom and remaining out of the United Kingdom for more than twelve months shall not be a ground for the removal of the trustee

10.3.	Removal and Retirement of Trustees

The Company may at any time by deed remove any trustee and any trustee may at any time by giving not less than thirty days notice in writing to the Company retire as trustee and so that after such removal or retirement a sole trustee (whether or not a trust corporation) may continue to act as a trustee in all respects but so that if after such removal or retirement there shall be no continuing trustee the Company shall forthwith appoint a new trustee in place of such removed or retired trustee

10.4.	Trust Corporation

The provisions of Section 37 and 39 of the Trustee Act 1925 shall apply to this Deed as if all references to a trust corporation were references to any corporation
11.	TRUSTEE CHARGING CLAUSE
11.1.	Corporate Trustee

Any trustee which is a trust corporation or company authorised to undertake trust business shall be entitled in addition to reimbursement of its proper expenses to remuneration for its services in accordance with such terms and conditions as may from time to time be agreed between such trustee and Company and in the absence of an agreement in accordance with its published terms and conditions for trust business in force from time to time

11.2.	Professional Trustee

Any trustee who is a solicitor or other person engaged in a profession or business shall be entitled to charge and be paid all normal professional or other charges for business transacted services rendered or time spent personally or by such trustee’s firm in the administration of these trusts including acts which a trustee not engaged in any profession or business could have done personally

11.3.	Trustee Expenses

Any expenses incurred by a trustee custodian nominee or other person to whom administration has been properly delegated by the Trustees in the execution of their duties shall be reimbursed and may be charged to the Trust Fund

12.	GOVERNING LAW

The proper law of this Deed shall be that of England and Wales and all rights under it and the construction and effect of this Deed shall be subject to the jurisdiction of and construed according to the laws of England and Wales provided that the Trustees may at any time during the Trust Period declare by deed that the trusts powers and provisions of this Deed shall from the date of such declaration take effect (with such modifications as shall be specified in such deed) in accordance with the law of such other territory as shall be specified in this Deed

13.	RIGHTS OF BENEFICIARIES DURING THE TRUST PERIOD
13.1.	No rights against trustees

No Beneficiary shall have
13.1.1.	any claim right or entitlement whatever to any part of the Trust Fund or the income of it except as expressly provided or as the same may arise by virtue of the exercise of any power of appointment contained in this Deed or

13.1.2.	any claim right or entitlement during the Trust Period to call for accounts (whether audited or otherwise) from the Trustees in relation to the Trust Fund and the income of it or to obtain any information of any nature from the Trustees in relation to the Trust Fund and the income of it and in relation to the trusts and powers of this Deed
13.2.	No contractual rights

The benefits which may from time to time be provided under this Trust shall not form part of any contract of employment between the Company or any Relevant Subsidiary and any of their respective employees and shall not confer on any employee any legal or equitable rights against his employer either directly or indirectly nor give rise to any cause of action in law against the Company or any Relevant Subsidiary

13.3.	No right to compensation

Any employee whose employment with the Company or with any Relevant Subsidiary terminates shall not be entitled to any compensation for or by reference to any loss or curtailment of any right or benefit or prospective right or benefit under this Trust which he might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for unfair dismissal or for loss of office or otherwise
14.	PROTECTION OF THE TRUSTEES
14.1.	Loss or damage

No individual or corporate trustee shall be liable for any loss or damage which may occur to the Trust Fund or the income of it arising from any purchase of Shares or waiver of dividends attributable to such Shares or from any proper investment waiver or purchase made by him in good faith and without negligence or for the negligence or fraud of any agent employed by him or by any other trustee even if his employment was not strictly necessary or expedient or by reason of any mistake or omission made in good faith by any trustee

14.2.	Payment of Expenses

The Company and where appropriate the Relevant Subsidiaries shall pay to or reimburse the Trustees upon demand all charges and expenses reasonably incurred by them in the course of the administration operation and termination of this Trust and shall keep the Trustees fully indemnified and saved harmless against all actions claims losses expenses costs damages taxes duties and other liabilities arising out of anything done or caused to be done by them or suffered or incurred by them in the exercise or purported exercise of any of the powers and trusts vested in them by this Deed or otherwise howsoever arising out of or in connection with the preparation administration operation or termination of this Trust but so that no Trustee shall be indemnified or exonerated in respect of any fraud or wilful misconduct or negligence on his part or (in the case of a corporate Trustee) negligence and in addition the Trustees shall have the benefit of all indemnities conferred upon trustees generally by law and by the Trustee Act 1925
15.	PERSONAL INTERESTS OF THE TRUSTEES
15.1.	Personal interests ignored

Subject to Clause 15.2 no decision of or exercise of a power by the Trustees shall be invalidated or questioned on the grounds that the Trustees or any director or other officer of a corporate Trustee had a direct or personal interest in the result of any decision or in the exercising of any power and any such person may vote and be taken into account for the purposes of a quorum notwithstanding his interest

15.2.	Requirement to declare interest

If the interest of the Trustee or other person concerned for the purposes of Clause 15.1 is such that
15.2.1.	it arises otherwise than solely because the Trustee or other person concerned is a Beneficiary or a director or other officer or shareholder of the Company or any Subsidiaries and

15.2.2.	it is material and

15.2.3.	the other Trustees (or if a corporation is the sole Trustee the other directors of the sole Trustee) are not aware of the interest then the nature of the interest must (unless the other Trustees agree otherwise) be declared at the meeting of the Trustees (or if a corporation is the sole Trustee at the meeting of the board of directors of the sole Trustee) at which the item of business to which the interest relates is discussed or if the Trustee or other person concerned is not present at such meeting at the next meeting of the Trustees (or next meeting of the board of directors of the corporation being the sole Trustee as appropriate) at which he is present
15.3.	No requirement to account for benefits

A Trustee (or director or other officer of a corporate Trustee) who is or becomes a Beneficiary may retain all benefits to which he becomes entitled under this Trust or any of the Share Schemes and shall not be liable to account for any such benefit
16.	ALTERATIONS TO THIS DEED

The Company and the Trustees may at any time by deed alter or add to all or any of the provisions of this Deed in any respect provided that no such alteration or addition to any of the provisions of this Deed shall be effective if as a result:
16.1.	This Trust would cease to be a trust which satisfies the conditions set out in Section 86 of the Inheritance Tax Act 1984 (trusts for the benefit of employees) or if and so long as any of the Trust Fund includes Shares or options over Shares would cease to be an employees’ share scheme within the meaning of Section 743 of the Companies Act 1985 or breach any requirement of the Companies Act 1985 or would constitute a collective investment scheme within the meaning of Section 75(1) of the Financial Services Act 1986

16.2.	The Trust Period would extend beyond the perpetuity period specified in this Deed

16.3.	The rights of any Beneficiary accrued before the date of such alteration or addition would be adversely altered or affected (unless the Beneficiary has previously consented in writing)

16.4.	Any prior payment or application of either the capital or income of the Trust Fund shall be invalidated or any part of the Trust Fund to which any person has previously become absolutely and indefeasibly entitled would be affected

16.5.	Any of the restrictions contained in this Clause would thereby be removed or amended
17.	NOTICE
17.1.	Recommendations by the Company

In the exercise of the powers and discretions conferred by this Deed or by law on them the Trustees may consider any written recommendations made to them by the Company but the Company shall have no power to direct the Trustees to comply with such recommendations

17.2.	Notices to the Trustees and the Company

Any notice required to be given hereunder may be served at the registered office of the Company or Trustees (as appropriate) or at such other address as may from time to time be notified in writing to the Trustees by the Company (or vice versa)

17.3.	Information Provided by the Company

The Trustees shall be entitled in the absence of manifest error to rely without further enquiry on information and advice necessary to enable them to fulfil their duties and obligations under this Deed and to exercise their rights in connection with the implementation and operation of the Trust supplied to them by the Company or any of the Relevant Subsidiaries for the purposes of this Deed including (but without limitation) information as to whether any individual is or is not a Beneficiary and the Trustees shall also be entitled to rely in the absence of manifest error on any direction notice consent or document purporting to be given or executed by or with the authority of the Company or any Relevant Subsidiary or Beneficiary as having been so given or executed
18.	CONTRIBUTIONS BY PARTICIPATING COMPANIES
18.1.	Notwithstanding any other provision of this Trust express or implied
18.1.1.	the capital and income of any part of the Trust Fund representing or deriving from a contribution or contributions made by the Company or a particular Subsidiary shall be applicable only for the benefit of any Beneficiary who derives his interest in the Trust Fund from the Company or such Subsidiary in relation to a part of the Trust Fund and

18.1.2.	any part of the Trust Fund which is contributed otherwise than by the Company or a Subsidiary shall be deemed for the purposes of this Trust to have been contributed by the Company and the Subsidiaries which shall previously have made a contribution or contributions and if more than one in equal shares

18.2.	Notwithstanding any other provision of this Trust express or implied no part of the Trust Fund shall be paid or applied to or for the benefit of the Company or any Subsidiary in any circumstances
19.	DEED TO BE EXECUTED IN COUNTERPARTS

This Deed may be executed in counterparts.
IN WITNESS whereof the parties hereto have caused this Deed to be executed the day and year first before written

SIGNED AS A DEED BY	)
KIMBERLY-CLARK	)
CORPORATION	)
)
acting by

	Authorised signatory	/s/ Rob van der Merwe

	Authorised signatory	/s/ Rodney G. Olsen

SIGNED AS A DEED BY	)
MOURANT ECS TRUSTEES	)
LIMITED	)

acting by
	Director	/s/ Dominic Jones

	Authorised signatory	/s/ Adrian Gibbs